Exhibit 3.2

Amendment to Amended and Restated By-Laws of
Gerber Scientific, Inc.
to add Article I, Section 11

Article I of the Amended and Restated By-Laws of Gerber Scientific, Inc. shall be amended to add a new Section 11 which shall read in its entirety as follows:

Section 11.  Notice of Shareholder Nominations and Business.

(a)           Annual Meetings of Shareholders.  (1) Nominations of persons for election to the Board of Directors of the Corporation (“nominations”) and the proposal of other business to be considered by the Shareholders may be made at an Annual Meeting of Shareholders (“Annual Meeting”) only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof or (C) by any Shareholder of the Corporation who was a Shareholder of record of the Corporation at the time the notice provided for in this Section 11 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 11.

(2)           For any nomination or other business to be properly brought before an Annual Meeting by a Shareholder pursuant to clause (C) of paragraph (a)(1) of this Section 11, such Shareholder must have given timely notice of such nomination or other business in writing to the Secretary of the Corporation and any such proposed business (other than any nomination) must constitute a proper matter for Shareholder action.  To be timely with respect to an Annual Meeting, a Shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that if the date of such Annual Meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by such Shareholder shall be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such Annual Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made by the Corporation.  In no event shall the public announcement of an adjournment or postponement of an Annual Meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.  Such Shareholder’s notice shall set forth: (A) as to each person whom the Shareholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (ii) such person’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the Shareholder proposes to bring before such Annual Meeting, a brief description of the business proposed to be brought before such Annual Meeting, the text of any proposal related to such business (including the text of any resolutions proposed for consideration by the Shareholders and in the event that such business includes a proposal to amend these By-Laws, the text of such proposed amendment), the reasons for conducting such business at such Annual Meeting and any material interest in such business of such Shareholder and the beneficial owner, if any, of securities of the Corporation (“beneficial owner”) on whose behalf the proposal is made; and (C) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such Shareholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of stock of the Corporation which are owned beneficially and of record by such Shareholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such Shareholder and/or such beneficial owner, any of their respective affiliates or associates, and any other persons acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares of stock of the Corporation) that has been entered into as of the date of such Shareholder’s notice by, or on behalf of, such Shareholder and any such beneficial owner, whether or not any instrument or right evidenced or represented by such agreement arrangement or understanding shall be subject to settlement in underlying shares of stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Shareholder or such beneficial owner with respect to shares of stock of the Corporation, (v) a representation that the Shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, (vi) a representation whether such Shareholder or such beneficial owner, if any, intends or is part of a group which intends (I) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to approve or adopt such proposal or elect such nominee and/or (II) otherwise to solicit proxies or votes from Shareholders in support of such proposal or nomination, and (vii) any other information relating to such Shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.   The foregoing notice requirements of this Section 11 shall be deemed satisfied by a Shareholder with respect to business other than a nomination if the Shareholder has notified the Corporation of such Shareholder’s intention to present a proposal at an Annual Meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such Annual Meeting.  The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(3)           Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors at the Annual Meeting is increased after the period within which nominations otherwise would be due under paragraph (a)(2) of this Section 11 and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s Annual Meeting, a Shareholder’s notice required by this Section 11 shall also be considered timely, but only with respect to nominees for the additional directorships, if such notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)           Special Meetings of Shareholders.  Only such business shall be conducted at a Special Meeting of Shareholders (“Special Meeting”) as shall have been brought before such Special Meeting pursuant to the Corporation’s notice of meeting.  Nominations may be made at a Special Meeting at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof (or Shareholders pursuant to Section 3 hereof) or (2) provided that the Board of Directors (or Shareholders pursuant to Section 3 hereof) has determined that directors shall be elected at such Special Meeting, by any Shareholder of the Corporation who is a Shareholder of record at the time the notice provided for in this Section 11 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 11.  In the event the Corporation calls a Special Meeting for the purpose of electing one or more directors to the Board of Directors, any such Shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position or positions as shall be specified in the Corporation’s notice of meeting, if the Shareholder’s notice required by, and containing the information specified in, paragraph (a)(2) of this Section 11 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such Special Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such Special Meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such Special Meeting.  In no event shall the public announcement of an adjournment or postponement of a Special Meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

(c)           General.  (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible to be elected at an Annual Meeting or a Special Meeting to serve as directors and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11.  Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 11 (including whether the Shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such Shareholder’s nominee or proposal in compliance with such Shareholder’s representation as required by clause (a)(2)(C)(vi) of this Section11) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 11, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 11, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the Annual Meeting or Special Meeting to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 11, to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of such writing or electronic transmission, at the meeting of Shareholders.

(2)           For purposes of this Section 11, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)           Notwithstanding the foregoing provisions of this Section 11, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 11; provided however, that any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 11 (including paragraphs (a)(1)(C) and (b) hereof), and compliance with paragraphs (a)(1)(C) and (b) of this Section 11 shall be the exclusive means for a Shareholder to make nominations or submit other business (other than, as provided in the penultimate sentence of paragraph (a)(2) of this Section 11, business other than nominations brought properly under and in compliance with Rule 14a-8 under the Exchange Act, as may be amended from time to time).  Nothing in this Section 11 shall be deemed to affect any rights (A) of Shareholders to request inclusion of nominations or proposals as to any other business in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.